EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Unaudited Results for Its Fourth Quarter and Fiscal Year Ended September 30, 2009

•	Company generates positive cash flow from operations for second consecutive quarter

•	Consolidated order backlog increases over 26% to approximately $63 million

ALBUQUERQUE, New Mexico, December 15, 2009 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and solar power markets, today announced unaudited financial results for its fourth quarter and fiscal year ended September 30, 2009.

Quarterly Results:

Revenue:
Revenue for the fourth quarter of fiscal 2009 was $40.5 million, an increase of $2.0 million, or 5%, from $38.5 million reported in the immediately preceding quarter.

On a segment basis, fourth quarter revenue for the Photovoltaics segment was $16.4 million, an increase of $0.3 million, or 2%, from $16.1 million reported in the immediately preceding quarter with the increase due primarily to greater demand for terrestrial concentrated photovoltaic (CPV) products. The Photovoltaics segment accounted for 40% of the Company's consolidated fourth quarter revenue compared to 42% in the preceding third fiscal quarter.

Fourth quarter revenue for the Fiber Optics segment was $24.1 million, an increase of $1.7 million, or 8%, from $22.4 million reported in the immediately preceding quarter with the increase concentrated primarily in the CATV product lines. The Fiber Optics segment accounted for 60% of the Company's consolidated fourth quarter revenue compared to 58% in the preceding third fiscal quarter.

Gross Profit:
On a GAAP basis, the consolidated gross profit for the fourth quarter was $4.1 million, an improvement of $6.5 million from a $2.4 million gross loss reported in the immediately preceding quarter and a $0.5 million gross loss reported in the prior year period. The $4.1 million fourth quarter gross profit represents the Company’s best gross profit performance since the third quarter of fiscal 2008.

On a segment basis, fourth quarter Photovoltaics GAAP gross margin was 28.5%, a decrease from a record 33.9% gross margin reported in the preceding quarter with the decrease due primarily to product mix and one-time yield excursion for certain products.  On a non-GAAP basis, the fourth quarter Photovoltaics gross margin was 10.6%, a decrease from a record 33.9% gross margin reported in the preceding quarter with the decrease due primarily to the sale during the fourth quarter of $2.9 million in previously fully-reserved legacy CPV products.

Fourth quarter Fiber Optics non-GAAP gross margin was 13.0%, a significant increase from a 1.9% non-GAAP gross margin reported in the preceding quarter with the improvement due primarily to higher margins in the Company’s broadband product lines. On a GAAP basis, the fourth quarter Fiber Optics gross margin was negative 2.5%, a significant improvement from a negative 35.2% gross margin reported in the preceding quarter with the increase due primarily to a lower loss being recorded on firm inventory purchase commitments and lower inventory excess and obsolescence charges when compared to the preceding quarter. During the quarter, the Fiber Optics segment recorded approximately $2.0 million in non-cash losses on firm inventory purchase commitments and $2.0 million in non-cash inventory reserve adjustments, both of which adversely impacted gross profit and margins.

Net Loss:
On a GAAP basis, the consolidated net loss for the fourth quarter was $13.5 million, a $31.8 million improvement from a net loss of $45.3 million reported in the preceding quarter.   After excluding certain non-cash and other adjustments as set forth in the attached non-GAAP tables, the fourth quarter consolidated non-GAAP net loss was $9.1 million, a $1.8 million increase from a $7.3 million net loss reported in the preceding quarter.

On a GAAP basis, the fourth quarter net loss per share was $0.17, an improvement of $0.40 per share from a $0.57 net loss per share reported in the preceding quarter.  On a non-GAAP basis, the fourth quarter net loss per share was $0.11, an increase of $0.02 per share from a $0.09 loss per share reported in the preceding quarter.

Fiscal Year Results:

For the fiscal year ended September 30, 2009, consolidated revenue totaled $176.4 million compared to $239.3 million in the prior year. On a segment basis, annual revenue for the Photovoltaics segment totaled $62.2 million compared to $68.0 million in the prior year while annual revenue for the Fiber Optics segment totaled $114.1 million compared to $171.3 million in the prior year.

On a GAAP basis, the fiscal 2009 consolidated gross loss totaled $3.8 million compared to a gross profit of $29.9 million in the prior year. On a segment basis, annual Photovoltaics GAAP gross margins improved from a negative 8.3% to a positive 13.6%, while the Fiber Optics GAAP gross margins decreased from 20.7% in fiscal 2008 to a negative 10.7% in fiscal 2009.

On a GAAP basis, the Company’s fiscal 2009 net loss totaled $136.1 million, including $60.8 million in non-cash impairment charges, compared to a net loss of $80.9 million in fiscal 2008. This represents a net loss per share of $1.72 in fiscal 2009 compared to a net loss per share in fiscal 2008 of $1.20 per share.

Order Backlog:
As of September 30, 2009, the Company had a consolidated order backlog of approximately $62.6 million, a $13.0 million, or 26%, increase from a $49.6 million order backlog reported as of the end of the preceding quarter. On a segment basis, the quarter-end Photovoltaics order backlog totaled $47.7 million, an $11.5 million, or 32%, increase from $36.2 million reported as of the end of the preceding quarter. The quarter-end Fiber Optics order backlog totaled $14.9 million, a $1.5 million, or 11% increase from $13.4 million reported as of the end of the preceding quarter. The fourth quarter is the second consecutive quarter wherein the Company’s order backlog for both its Photovoltaics and Fiber Optics segments has increased. Order backlog is defined as purchase orders or supply agreements accepted by the Company with expected product delivery and / or services to be performed within the next twelve months.

Cash Flow:
During the fourth quarter, the Company generated $0.9 million in cash from operations due to the combination of a lower cash operating loss and the continuation of improved working capital management. The fourth quarter represents the second consecutive quarter that the Company has been cash flow positive from operations and the third consecutive quarter that the Company has generated cash from reductions in both inventories and accounts receivable. For the fiscal year ended September 30, 2009, the Company generated $32.4 million in cash from lowering both inventory and accounts receivable levels while paying down $27.4 million in accounts payable.

Balance Sheet Highlights:
As of September 30, 2009, cash, cash equivalents, and restricted cash totaled approximately $15.5 million which represents a $5.7 million, or 58%, increase from $9.8 million as of the end of the preceding quarter, and net working capital totaled $37.5 million.

Liquidity Update:
In addition to generating positive cash flow from operations over the last two quarters, the Company maintains a $14 million credit facility with Bank of America and, immediately subsequent to the end of the fourth quarter; the Company closed a two-year $25 million committed equity line of credit facility with the Commerce Court Small Cap Value Fund, Ltd.  In addition, the Company continues to pursue and evaluate other capital raising alternatives, product joint-venture opportunities and the potential separation of certain portions of the Company’s business.

Business Outlook:
For the first quarter of fiscal 2010 ending December 31, 2009, the Company expects consolidated revenue to be in the range of $41million to $43 million with increases in both the Photovoltaics and Fiber Optics segments.

Annual Report:
As a result of the additional time necessary to complete the compilation and audit of the Company’s financial statements, the Company filed a Form 12b-25 requesting an extension to file its Annual Report on Form 10-K for the fiscal year ended September 30, 2009 with the Securities and Exchange Commission.  The Company believes that it will be able to file its Form 10-K for the fiscal year ended September 30, 2009 within the fifteen calendar day period provided under Rule 12b-25(b).

Conference Call:

EMCORE will discuss its unaudited results for its fourth quarter and fiscal year ended September 30, 2009 on a conference call to be held on Tuesday, December 15, 2009 at 5:00 pm ET.  To participate in the conference call, U.S. callers should dial (toll free) 877-857-6176 and international callers should dial 719-325-4880.  The access code for the call is 4486919.  A replay of the call will be available beginning December 15, 2009 at 8:30pm ET until December 22, 2009 at 11:59 pm ET.  The replay call-in number for U.S. callers is 888-203-1112 and is 719-457-0820 for international callers.  The access code for the replay call-in number is 4486919.  The conference call also will be webcast via the Company's website at http://www.emcore.com.  Please go to the site beforehand to download any necessary software.

About EMCORE:

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optics, satellite and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems for high speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE's Photovoltaics segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency gallium arsenide (GaAs) solar cells, covered interconnected cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Forward–looking statements:

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act of 1934.  These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.  These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases.  Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. Management cautions that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

Factors that could cause or contribute to such differences in results and outcomes include without limitation, (a) any statements or implications regarding our ability to remain competitive, the future growth of the Company, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits from our current cost reduction efforts, including (i) expected cost reductions and their impact on our financial performance, (ii) our ability to reduce operating expenses (iii) our continued leadership in technology and manufacturing in our markets, and (iv) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by us regarding its expected financial performance in future periods, including, without limitation, with respect to anticipated revenues for the first quarter of fiscal 2010.

These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the impact on the Company, our customers and our suppliers from the unprecedented financial worldwide economic crisis; (b) our cost reduction efforts may not be successful in achieving their expected benefits, (including, among other things, cost structure, gross margin and other profitability improvements), due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (c) we may encounter delays in commercializing new products, production difficulties associated with transferring products to our contract manufacturing facilities and disruption of customer relationships; (d) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (e) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; and (f) other risks and uncertainties described in our filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors.

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.  All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements.  We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our Annual Report on Form 10-K.  Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three and twelve months ended September 30, 2009 and 2008
(in thousands, except loss per share)
(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008

Revenue	$40,527	$60,635	$176,356	$239,303

Cost of revenue	36,457	61,137	180,130	209,408

Gross profit (loss)	4,070	(502)	(3,774)	29,895

Operating expenses:
Selling, general, and administrative	11,540	7,428	46,579	43,460
Research and development	6,445	11,351	27,100	39,483
Impairments	-	22,233	60,781	22,233
Total operating expenses	17,985	41,012	134,460	105,176

Operating loss	(13,915)	(41,514)	(138,234)	(75,281)

Other (income) expense:
Interest income	(1)	(84)	(84)	(862)
Interest expense	99	-	542	1,580
Foreign exchange (gain) loss	(481)	1,048	154	746
Gain from sale of investments	-	(3,692)	(3,144)	(7,384)
Impairment of investment	-	1,461	367	1,461
Loss on disposal of equipment	-	978	-	1,064
Stock–based expense from tolled options	-	-	-	4,316
Loss from conversion of subordinated notes	-	-	-	4,658
Total other (income) expense	(383)	(289)	(2,165)	5,579

Net loss	$(13,532)	$(41,225)	$(136,069)	$(80,860)

Per share data:

Net loss per basic and diluted share	$(0.17)	$(0.53)	$(1.72)	$(1.20)

Weighted-average number of basic and diluted shares outstanding	80,647	77,734	79,140	67,568

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
As of September 30, 2009 and 2008
(In thousands)
(unaudited)

	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$15,183	$18,227
Restricted cash	366	1,854
Available-for-sale securities	1,350	2,679
Accounts receivable, net of allowance of $7,125 and $2,377, respectively	39,417	60,313
Inventory, net	34,221	64,617
Prepaid expenses and other current assets	4,712	7,100

Total current assets	95,249	154,790

Property, plant and equipment, net	55,028	83,278
Goodwill	20,384	52,227
Other intangible assets, net	12,982	28,033
Investments in unconsolidated affiliates	-	8,240
Available-for-sale securities, non-current	-	1,400
Long-term restricted cash	163	569
Other non-current assets, net	753	741

Total assets	$184,559	$329,278

LIABILITIES and SHAREHOLDERS’ EQUITY

Current liabilities:
Borrowings from credit facility	$10,332	$-
Short-term debt	842	-
Accounts payable	24,931	52,266
Accrued expenses and other current liabilities	21,687	23,290

Total current liabilities	57,792	75,556

Other long-term liabilities	104	-

Total liabilities	57,896	75,556

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized; no shares outstanding	-	-
Common stock, no par value, 200,000 shares authorized; 80,982 shares issued and 80,823 shares outstanding as of September 30, 2009; 77,920 shares issued and 77,761 shares outstanding as of September 30, 2008	688,844	680,020
Accumulated deficit	(560,833)	(424,764)
Accumulated other comprehensive income	735	549
Treasury stock, at cost; 159 shares as of September 30, 2009 and 2008	(2,083)	(2,083)
Total shareholders’ equity	126,663	253,722

Total liabilities and shareholders’ equity	$184,559	$329,278

Use of Non-GAAP Measures

The Company provides non–GAAP gross profit and gross margin, non–GAAP operating loss, and non–GAAP net loss and net loss per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. This press release also contains a reconciliation of each of these non–GAAP financial measures to its most comparable GAAP financial measure.

The Company believes that the additional non–GAAP measures are useful to investors in assessing the Company’s financial condition and performance. In particular, management believes it is appropriate in evaluating the Company’s operations to exclude gains or losses from specific accounts receivable and inventory write-downs, loss from firm purchase commitments, patent litigation and other corporate legal–related charges; impairment charges; and warranty, severance and restructuring–related expenses because these items would make results less comparable between periods. Management also uses these measures internally to evaluate the Company's operating performance, and the measures are used for planning and forecasting of future periods. In addition, financial analysts that follow our Company may focus on and publish both historical results and future projections based on non–GAAP financial measures. We also believe that it is in the best interest of our investors to provide non-GAAP information.

While management believes that these non–GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non–GAAP financial measures.  Our non-GAAP financial measures may not be reported by all of the Company's competitors and they may not be directly comparable to similarly titled measures of other companies due to potential differences in calculation. The Company compensates for these limitations by using these non–GAAP financial measures as supplements to GAAP financial measures and by providing reconciliations of the non–GAAP financial measures to their most comparable GAAP financial measures.

Non–GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non–GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non–GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables below:

Non-GAAP Table Gross profit (loss) and margin Unaudited (in thousands, except percentages)	Three Months Ended September 30, 2009			Three Months Ended June 30, 2009
	Fiber Optics	Photovoltaics	Total	Fiber Optics		Photovoltaics	Total

Gross (loss) profit – GAAP	$(598)	$4,668	$4,070	$(7,889)		$5,461	$(2,428)

Specific adjustments:
Inventory valuation	1,985	(2,937)	(952)	1,800		-	1,800
Product warranty	(245)	-	(245)	-		-	-
Loss on commitments	1,991	-	1,991	6,524		-	6,524

Gross profit (loss) – Non-GAAP	$3,133	$1,731	$4,864	$435		$5,461	$5,896

Gross margin – GAAP	(2.5% )	28.5%	10.0%	(35.2%	)	33.9%	(6.3%	)

Gross margin – Non-GAAP	13.0%	10.6%	12.0%	1.9%		33.9%	15.3%

Non-GAAP Table Operating Loss Unaudited (in thousands)	Three Months Ended September 30, 2009	Three Months Ended June 30, 2009

Operating loss – GAAP	$(13,915)	$(45,996)

Specific adjustments:
Impairments	-	27,000
Provision for doubtful accounts	225	2,112
Corporate legal expense	2,779	1,325
Severance and restructuring-related expense	1,082	57
Inventory valuation	(952)	1,800
Product warranty	(245)	-
Loss on commitments	1,991	6,524

Operating loss – Non-GAAP	$(9,035)	$(7,178)

Non-GAAP Table Net Loss Unaudited (in thousands)	Three Months Ended September 30, 2009	Three Months Ended June 30, 2009

Net loss – GAAP	$(13,532)	$(45,353)

Specific adjustments:
Impairments	-	27,000
Provision for doubtful accounts	225	2,112
Corporate legal expense	2,779	1,325
Severance and restructuring-related expense	1,082	57
Inventory valuation	(952)	1,800
Product warranty	(245)	-
Loss on commitments	1,991	6,524
Foreign exchange gain	(481)	(745)

Net loss – Non-GAAP	$(9,133)	(7,280)

Net loss per basic and diluted share – GAAP	$(0.17)	$(0.57)

Net loss per basic and diluted share – Non-GAAP	$(0.11)	$(0.09)

Contacts:

EMCORE Corporation
Silvia M. Gentile
Executive Offices
(505) 323-3417
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com